Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 10:04 AM 05/25/2018 FILED 10:04 AM 05/25/2018 SR 20184362567 - File Number 3029920

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AMSEC LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FIRST: The name of the limited liability company is HII Fleet Support Group LLC.

3.	The amendment will be effective July 1, 2018.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 24th day of May , A.D. 2018 .

By:
Authorized Person(s)

Name:	Charles R. Monroe, Jr.
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